                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                               (Amendment No. 2)

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 Date of report:
                                  June 30, 2003

                        Date of earliest event reported:
                                 April 16, 2003

                                   PFIZER INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                      001-03619                13-5315170
--------------------------------------------------------------------------------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
      of incorporation)                                      Identification No.)


         235 East 42nd Street, New York, New York                   10017
--------------------------------------------------------------------------------
         (Address of principal executive offices)                 (Zip Code)


               Registrant's telephone number, including area code
                                 (212) 573-2323


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets

As reported on Form 8-K dated April 16, 2003, Pfizer Inc. ("Pfizer") issued a press release announcing that it had completed its merger with Pharmacia Corporation ("Pharmacia") and that Pfizer and Pharmacia had combined operations. Under the Agreement and Plan of Merger dated as of July 13, 2002 (the "Merger Agreement") among Pfizer, Pharmacia and Pilsner Acquisition Sub Corp., a wholly-owned subsidiary of Pfizer ("Merger Sub"), on closing of the merger, Merger Sub was merged with and into Pharmacia. Pharmacia survived the merger as a wholly owned subsidiary of Pfizer.

Under the Merger Agreement, as a result of the merger, each share of Pharmacia common stock, par value $2.00 per share, issued and outstanding, other than shares owned or held directly or indirectly by Pfizer or by Pharmacia, was converted into the right to receive 1.4 shares of Pfizer common stock, par value $0.05 per share. In addition, each share of Pharmacia Series C convertible perpetual preferred stock, par value $0.01 per share (which was received by the holders of such stock in exchange for their Pharmacia Series B convertible perpetual preferred stock, par value $0.01 per share, prior to the completion of the merger) was converted into one share of Pfizer Series A convertible perpetual preferred stock, no par value, having the same conversion and other rights and privileges as the Pharmacia Series C convertible perpetual preferred stock.

This Form 8-K/A amends the current report on Form 8-K dated April 16, 2003 (as amended on April 28, 2003) to include Item 7 (b) Pro Forma Financial Information as of and for the year ended December 31, 2002.

Item 7.     Financial Statements and Exhibits.

(b) Pro Forma Financial Information

      (1) Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2002

      (2) Unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2002

      (3)   Notes to Unaudited Condensed Combined Pro Forma Financial
            Information

                                   PFIZER INC
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

On April 16, 2003, Pfizer Inc. ("Pfizer") completed its merger with Pharmacia Corporation ("Pharmacia") and Pfizer and Pharmacia combined operations.

The following pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Pfizer and Pharmacia. The unaudited pro forma condensed combined statement of income combines the historical consolidated statements of income of Pfizer and Pharmacia, giving effect to the merger as if it had occurred on January 1, 2002. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Pfizer and Pharmacia, giving effect to the merger as if it had occurred on December 31, 2002. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

      - accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

      - separate historical financial statements of Pfizer as of and for the year ended December 31, 2002 included in Pfizer's Annual Report on Form 10-K for the year ended December 31, 2002; and

      - separate historical financial statements of Pharmacia as of and for the year ended December 31, 2002 included in Pharmacia's Annual Report on Form 10-K for the year ended December 31, 2002.

We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with Pfizer treated as the acquirer. Accordingly, Pfizer's estimated cost to acquire Pharmacia of approximately $56 billion has been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. Any excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. Independent valuation specialists are currently assisting management in determining the fair values of a significant portion of these net assets. The preliminary work performed by the independent valuation specialists has been considered by management in estimating the fair values reflected in these unaudited pro forma condensed combined financial statements. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.

                                   PFIZER INC
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

This final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date and management's consideration of the independent valuation work. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to Pfizer.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma data is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  Pharmacia      Pro Forma                    Pro Forma
                                                    Pfizer Inc.  Corporation    Adjustments      Note 5        Combined
                                                    ----------   -----------    -----------    -----------     --------
Revenues                                             $ 32,373      $ 13,993      $ (1,368)             (a)     $ 44,998
Costs and expenses:
 Cost of sales                                          4,045         3,077            47          (a),(c)        7,169
 Selling, informational and
   administrative expenses                             10,846         6,179        (1,315)         (a),(c)       15,710
 Research and development expenses                      5,176         2,359            44          (a),(c)        7,579
 Merger-related costs                                     630            68                                         698
 Other (income)/deductions - net                         (120)         (996)        2,729      (a),(b),(c)        1,613
                                                     --------      --------      ---------                     --------
Income from continuing operations
  before provision for taxes on income, minority
  interests and cumulative effect of a change
  in accounting principle                              11,796         3,306        (2,873)                       12,229
Provision for taxes                                     2,609           869          (856)             (d)        2,622
Minority interests                                          6            --                                           6
                                                     --------      --------      ---------                     --------
Income from continuing operations before
 cumulative effect of a change in accounting
 principle                                           $  9,181      $  2,437      $ (2,017)                     $  9,601
                                                     ========      ========      =========                     ========
Income from continuing operations before
 cumulative effect of a change in accounting
 principle per common share-basic                    $   1.49      $   1.88                                    $   1.21
                                                     ========      ========                                    ========
Income from continuing operations before
 cumulative effect of a change in accounting
 principle per common share-diluted                  $   1.47      $   1.84                                    $   1.19
                                                     ========      ========                                    ========
Weighted average shares used to calculate
 earnings per common share amounts:
   Basic                                                6,156         1,293           517              (e)        7,966
                                                     ========      ========      =========                     ========
   Diluted                                              6,241         1,315           526              (e)        8,082
                                                     ========      ========      =========                     ========
Cash dividends paid per common share                 $    .52      $    .54
                                                     ========      ========

      See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 2002
                                  (IN MILLIONS)

                                                       Pfizer          Pharmacia           Pro Forma                    Pro Forma
                                                        Inc.          Corporation         Adjustments        Note 5     Combined
                                                    -----------      --------------      --------------     -------  ---------------
                     ASSETS
Current Assets
Cash and cash equivalents                           $     1,878      $        2,241      $                           $         4,119
Short-term investments                                   10,673                 469                                           11,142
Accounts receivable, less allowance                       5,785               2,457               (366)     (a)                7,876
Short-term loans                                            399                   -                                              399
Inventories                                               2,678               2,177               1,630     (c)                6,485
Prepaid expenses and taxes                                1,797               1,936                 583     (a),(d)            4,316
Assets of discontinued businesses                         1,571                   -                                            1,571
                                                    -----------      --------------      --------------              ---------------
     Total current assets                                24,781               9,280               1,847                       35,908
Long-term loans and investments                           5,161                 287                  40     (c)                5,488
Property, plant and equipment, less  accumulated
     depreciation                                        10,712               5,683                 811     (c)               17,206
Goodwill                                                  1,200               1,150              21,678     (b),(c)           24,028
                                                                                                            (a),(b)
Other assets, deferred taxes and deferred charges         4,502               2,117              35,847     (c),(d)           42,466
                                                    -----------      --------------      --------------              ---------------
     Total assets                                   $    46,356      $       18,517      $       60,223              $       125,096
                                                    ===========      ==============      ==============              ===============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings, including current
     portion of long-term debt                      $     8,669      $          854      $                           $         9,523
Accounts payable                                          1,620                 780                                            2,400
Dividends payable                                           926                 179                                            1,105
Income taxes payable                                      2,231                 740                                            2,971
Accrued compensation and related items                    1,084                 576                                            1,660
                                                                                                            (a),(c)
Other current liabilities                                 3,448               1,851               2,425     (d),(f)            7,724
Liabilities of discontinued businesses held for
     sale                                                   577                   -                                              577
                                                    -----------      --------------      --------------              ---------------
     Total current liabilities                           18,555               4,980               2,425                       25,960
Long-term debt                                            3,140               2,585                 370     (c)                6,095
Postretirement benefit obligation other than
     pension plans                                          623               1,213                 292     (c)                2,128
Deferred taxes on income                                    364                 299              13,460     (b),(d)           14,123
Other noncurrent liabilities                              3,724               1,457               1,265     (c)                6,446
                                                    -----------      --------------      --------------              ---------------
     Total liabilities                                   26,406              10,534              17,812                       54,752
                                                    -----------      --------------      --------------              ---------------
Shareholders' Equity
Preferred stock                                               -                 247                   -     (f)                  247
Common stock                                                341               2,970             (2,879)     (f)                  432
Additional paid-in capital                                9,368               3,656              51,893     (f)               64,917
Employee benefit trust                                  (1,786)                   -                                          (1,786)
Treasury stock, at cost                                (16,341)             (3,257)               3,257     (f)             (16,341)
Retained earnings                                        30,243               6,950            (12,227)     (f)               24,966
ESOP-related accounts                                         -               (216)                   -     (f)                (216)
Accumulated other comprehensive expense                 (1,875)             (2,367)               2,367     (f)              (1,875)
                                                    -----------      --------------      --------------              ---------------
     Total shareholders' equity                          19,950               7,983              42,411                       70,344
                                                    -----------      --------------      --------------              ---------------
     Total liabilities and shareholders' equity     $    46,356      $       18,517      $       60,223              $       125,096
                                                    ===========      ==============      ==============              ===============

      See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On April 16, 2003, Pfizer acquired Pharmacia Corporation for an estimated purchase price of approximately $56 billion, which includes Pfizer common stock valued at $54 billion, options on Pfizer common stock valued at $1.1 billion, Pfizer convertible perpetual preferred stock valued at $.5 billion, and vested share awards valued at $.2 billion, as well as transaction costs of $90 million.

Under the terms of the merger agreement, each outstanding share of Pharmacia common stock was exchanged for 1.4 shares of Pfizer common stock in a tax-free transaction. Pfizer did not issue fractional shares in the merger. As a result, the total number of shares of Pfizer common stock that each Pharmacia shareholder received in the merger was rounded down to the nearest, whole number, and each Pharmacia shareholder received a cash payment for the remaining fraction of a share of Pfizer common stock that he or she would otherwise have received, if any, based on the market value of Pfizer common stock at the close of business at the date the merger became effective. Each share of Pharmacia Series C convertible perpetual preferred stock was exchanged for a newly created class of Pfizer Series A convertible perpetual preferred stock with rights substantially identical to the rights of the Pharmacia Series C convertible perpetual preferred stock.

The merger has been accounted for as a purchase by Pfizer under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Pharmacia are recorded as of completion of the merger, at their respective fair values, and added to those of Pfizer. Financial statements and reported results of operations of Pfizer issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Pharmacia.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

2. PURCHASE PRICE

The following is an estimate of the purchase price for Pharmacia, as of December 31, 2002:

COMMON STOCK
Number of shares of Pharmacia common stock outstanding as of
   December 31, 2002 (in thousands)                                            1,293,293
Exchange ratio                                                                       1.4
                                                                               ---------
                                                                               1,810,610
Multiplied by Pfizer's average stock price for the period two days before through two days after the July 15, 2002 announcement of the merger
  agreement                                                                      $ 29.81      $53,974 million
                                                                               ---------

PREFERRED STOCK
Number of shares of Pharmacia Series B preferred stock to be exchanged for substantially similar Pharmacia Series C preferred stock, outstanding and
  convertible into common stock as of December 31, 2002                        6,130.324
Conversion feature                                                              1,839.19
                                                                               ---------
Number of shares of Pharmacia common stock issuable
  upon conversion (in thousands)                                              11,274.831
Exchange ratio                                                                       1.4
                                                                               ---------
                                                                              15,784.763
Multiplied by Pfizer's average stock price for the period two days before through two days after the July 15, 2002 announcement of the merger
  agreement                                                                      $ 29.81          471 million
                                                                               ---------

STOCK OPTIONS
Estimated fair value of 180,468 Pfizer stock options (in thousands) to be issued as of April 16, 2003 in exchange for 128,906 Pharmacia outstanding stock options
(in thousands), calculated using the Black-Scholes option pricing model, modified for dividends, with model assumptions estimated as of April 16, 2003 and a Pfizer stock price of $29.81, which represented the average stock price for the period two days before through two days after the July 15, 2002 announcement of the merger agreement
                                                                                                1,102 million

VESTED SHARE AWARD PROGRAMS
Share awards became fully vested in connection with the acquisition. The fair value of unissued shares of fully vested awards is based on the same exchange ratio as the common stock and a Pfizer stock price of $29.81.
Awards can be settled in cash or shares, at the election of the program
participant                                                                                       130 million

OTHER TRANSACTION COSTS                                                                            90 million
                                                                                              ---------------

TOTAL ESTIMATED PURCHASE PRICE                                                                $55,767 million
                                                                                              ===============

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

For the purpose of this pro forma analysis, the above estimated purchase price has been preliminarily allocated based on an estimate of the fair value of assets and liabilities acquired. The final valuation of net assets is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

Estimated Purchase Price:                                   ($ in millions)
                                                            ---------------
Book value of net assets acquired ........................     $  7,983
Adjusted for write-off of existing goodwill
  and other intangible assets ............................        1,422
                                                               --------
Adjusted book value of net assets acquired ...............     $  6,561
Remaining allocation:
  Increase inventory to fair value (1) ...................        1,630
  Increase long-term investments to fair value (2) .......           40
  Increase property, plant and equipment to fair value (3)          811
  Record in-process research and development charge ......        5,277
  Record identifiable intangible assets (4) ..............       35,720
  Increase other current liabilities to fair value (5) ...         (142)
  Increase long-term debt to fair value ..................         (370)
  Increase benefit plan liabilities to fair value (6) ....       (1,414)
  Increase other noncurrent liabilities to fair value (7)          (143)
  Restructuring costs (8) ................................       (2,135)
  Deferred taxes (9) .....................................      (12,896)
  Goodwill ...............................................       22,828
                                                               --------
Estimated purchase price .................................     $ 55,767
                                                               ========

(1) Components of the increase to fair value for acquired inventory is as follows:

                           ($ in millions)
                           ---------------
 Finished goods .........     $  361
 Work in process ........      1,000
 Reversal of LIFO Reserve        269
                              ------
 Total ..................     $1,630
                              ======

      Pfizer will no longer use the LIFO method of inventory valuation for these inventories.

(2) Primarily related to one publicly-traded, equity-method investment adjusted to fair value. The basis for the valuation was the quoted market price from the Stockholm Exchange.

(3) Components of the increase to fair value for acquired property, plant and equipment is as follows:

                                    ($ in millions)
                                    ---------------
 Land ...................               $ (25)
 Buildings ..............                 892
 Machinery and equipment                   26
 Construction in progress                 (82)
                                        -----
Total ...................               $ 811
                                        =====

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

(4) Adjustment to record acquired intangible assets at fair value. Intangible assets are included in "Other assets, deferred taxes and deferred charges". A preliminary list of the acquired identifiable intangible assets is as follows:

            a. Completed technology

            b. Core technology including patents, patent applications
               and unpatented know-how/process

            c. Trademark/Brand names

            d. Customer lists/relationships

            e. Distribution agreements

            f. Supply agreements

      The acquired identifiable intangible assets are attributable to the following categories:

                                                                      Useful
                                             ($ in millions)       Lives (years)
                                             ---------------       -------------
Product rights ..................               $23,781               3 - 13
Brands (finite-lived assets) ....                   141                   40
Brands (indefinite-lived assets)                  9,780
Core technology .................                 1,216               3 - 20
Other (finite-lived assets) .....                   233               2 - 20
Other (indefinite-lived assets) .                   569
                                                -------
Total ...........................               $35,720
                                                =======

(5) Includes accruals for legal liabilities of $120 million that Pfizer intends to settle in a manner demonstrably different from the manner in which Pharmacia had planned to do so. Also includes obligations to Pharmacia customers of $22 million, that Pfizer has decided to honor in all cases.

(6) Adjust benefit plan liabilities to fair value. Adjustment is included in "Postretirement benefit obligation other than pension plans" - $292 million and "Other noncurrent liabilities" - $1,122 million for pension obligations.

(7) Includes accruals for legal and environmental matters that Pfizer intends to settle in a manner demonstrably different from the manner in which Pharmacia had planned to do so. Also includes accruals for unfavorable leases and for award programs which became fully vested in connection with the acquisition as well as the reversal of Pharmacia deferred income that no longer represents a performance obligation to third parties.

(8) Included in "Other current liabilities" is an estimate of restructuring costs that includes only those costs that will impact goodwill. In other words, this is the estimate of those costs that are associated with legacy Pharmacia employees, assets or activities that are expected to occur in the first year post-acquisition date.

(9) Reflects the estimated tax effects of the acquisition, including a provision for taxes on unremitted earnings of international Pharmacia subsidiaries that are not expected to be permanently reinvested overseas.

In accordance with the requirements of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", the goodwill and the acquired indefinite-lived intangibles associated with the merger will not be amortized.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

As required by Financial Accounting Standards Board Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method" ("FIN 4"), the portion of the purchase price allocated to in-process research and development of $5,277 million will be immediately expensed. An adjustment for the estimated in-process research and development charge to be incurred by Pfizer has not been included in the unaudited pro forma condensed combined income statement since such adjustment is non-recurring in nature. The preliminary estimate of the write-off of in-process research and development and related disclosures will be included in the combined company's quarterly report on Form 10-Q for the second quarter of 2003.

A project-by-project valuation using the guidance in Statement of Financial Accounting Standards No. 141, "Business Combinations" and the AICPA Practice Aid "Assets Acquired in a Business Combination to Be Used In Research and Development Activities: A Focus on Software, Electronic Devices and Pharmaceutical Industries" is being performed by independent valuation specialists to determine the fair value of research and development projects of Pharmacia which were in-process, but not yet completed.

The fair value was determined using the income approach on a project-by-project basis. This method starts with a forecast of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the project's stage of completion and other risk factors. These other risk factors can include the nature of the product, the scientific data associated with the technology, the current patent situation and market competition.

The forecast of future cash flows required the following assumptions to be made:

      - Revenue that is likely to result from specific in-process research and development projects, including estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product life cycles.

      - Cost of sales related to the potential products using historical data, industry data or other sources of market data.

      - Sales and marketing expense using historical data, industry data or other market data.

      -     General and administrative expenses

      -     R&D expenses

The final valuation is expected to be completed as soon as possible but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

3. ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

Pfizer is currently reviewing accounting policies and financial statement classifications used by Pharmacia. As a result of this review, it may become necessary to make certain reclassifications to the combined company's financial statements to conform to those accounting policies and classifications that are determined to be more appropriate and or consistent with Pfizer's practices according to accounting principles generally accepted in the United States of America.

4. INTERCOMPANY TRANSACTIONS

Transactions between Pfizer and Pharmacia are primarily limited to the Celebrex and Bextra marketing agreements. Upon completion of the merger, transactions that occur in connection with these arrangements would be considered intercompany transactions. All significant balances and transactions related to these arrangements have been eliminated from the unaudited pro forma condensed combined financial statements. Eliminations primarily relate to receivables and payables between Pfizer and Pharmacia and are reflected as adjustments to "Accounts receivable" and "Other current liabilities" in the unaudited pro forma condensed combined balance sheet.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

5. PRO FORMA ADJUSTMENTS

Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

(a) To eliminate balances and transactions between Pfizer and Pharmacia, which upon completion of the merger would be considered intercompany balances and transactions. The majority of these transactions occurred under the Celebrex and Bextra marketing agreements.

Increase/(decrease)                           ($ in millions)
                                              ---------------
 Revenues .........................               $(1,368)
 Cost of sales ....................                    17
 Selling, informational and
    administrative expenses .......                (1,345)
 Research and development expenses                     29
 Other (income)/deductions-net ....                     8

Accounts receivable, less allowance
    for doubtful accounts .........               $  (366)
Prepaid expenses and taxes ........                  (101)
Other assets, deferred taxes and
  deferred charges ................                    30
Other current liabilities .........                  (437)

The entries include:

      - the elimination of certain sales, alliance revenue and certain copromotion expenses;

      - the elimination of the impact of milestone payments made by Pfizer to Pharmacia; and

      -     the elimination of receivable and payable balances

(b) To eliminate acquired goodwill ($1,150 million) and acquired intangible assets ($393 million included in historical "Other assets, deferred taxes and deferred charges" and the associated deferred tax liabilities of $121 million included in historical "Deferred taxes on income"). Also to eliminate amortization expense recorded by Pharmacia related to definite-lived intangible assets of approximately $69 million in 2002 included in historical "Other (income)/deductions-net".

(c)   To record:

      - the allocation of the estimated purchase price to reflect the difference between the book value and the fair value of net assets acquired. See also note 2 to the unaudited pro forma condensed combined financial statements. Also to record accrual of estimated other transaction costs of $90 million and Securities and Exchange Commission (SEC) registration fees of $6 million (recorded in "Additional paid-in capital");

      - the adjustment to decrease interest expense by $40 million (included in "Other (income)/deductions-net") related to the estimated fair value adjustment of long-term debt;

      - amortization expense related to the estimated fair value of identifiable intangible assets from the purchase price allocation which are being amortized over their estimated useful lives over a range of 2 to 40 years of approximately $2,830 million - amount is included in "Other (income)/deductions-net"; and

      - additional depreciation expense related to the estimated fair value step-up of the property, plant and equipment from the purchase price allocation, which is being depreciated over its estimated useful life as described below, of approximately $75 million in 2002 - amount is included in "Cost of sales" - $30 million; "Selling, informational and administrative expenses" - $30 million and "Research and development expenses" - $15 million.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

                                       Useful Lives
                                         (Years)
                                      --------------
Buildings                             up to 30 years
Machinery and equipment               up to 20 years

(d) To adjust income taxes for pro forma adjustments, included in the following balance sheet captions:

Debit/(credit)                              ($ in millions)
                                            ---------------
Prepaid expenses and taxes .                  $ 684 million
Goodwill ...................                 12,896 million
Other assets, deferred taxes
   and deferred charges                         490 million
Other current liabilities ..                  (489) million
Deferred taxes on income ...               (13,581) million

(e) The combined basic and diluted weighted average shares of Pfizer and Pharmacia represent the historical basic and diluted weighted average shares of Pharmacia converted at the exchange ratio of 1.4 shares of Pfizer common stock for each Pharmacia common stock equivalent.

(f)   To adjust shareholders' equity for the following:

      Preferred stock (net change zero) -

      - To remove the historical (par value) balance of Pharmacia ($247 million decrease)

      - To record the estimated par value of the shares to be issued by Pfizer to effect the combination ($247 million increase)

      Common stock ($2,879 million net decrease) -

      - To remove the historical (par value) balance of Pharmacia ($2,970 million decrease)

      - To record the estimated par value of the shares to be issued by Pfizer to effect the combination ($91 million increase)

      Additional paid-in capital ($51,893 million net increase) -

      - To remove the historical balance of Pharmacia ($3,656 million decrease)

      - To record the purchase price of Pharmacia ($55,767 million net increase) net of the amounts allocated to the par values of the Preferred Stock ($247 million increase) and Common Stock ($91 million increase), accrued total transaction costs in "Other current liabilities" ($96 million increase, including SEC registration fees payable of $6 million) and ESOP-related accounts ($216 million decrease)

      Treasury stock at cost ($3,257 million increase) -

      - To remove the historical balance of Pharmacia ($3,257 million increase)

      Retained earnings ($12,227 million decrease) -

      - To remove the historical balance of Pharmacia ($6,950 million decrease)

      - To record the elimination of transactions between Pfizer and Pharmacia - (see pro forma adjustments (a) - net change zero)

      - To record the estimated write-off of in-process research and development, as required by FIN 4 ($5,277 million decrease) - See also Note 2 to the unaudited pro forma condensed combined financial statements

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

      ESOP-related accounts (net change zero) -

      - To remove the historical balance of Pharmacia ($216 million increase)

      - To record the fair value of ESOP-related accounts ($216 million decrease)

      Accumulated other comprehensive income ($2,367 million increase) -

      - To remove the historical balance of Pharmacia ($2,367 million increase)

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

The pro forma condensed combined financial statements do not present a combined dividend per share amount. Pfizer's quarterly dividend in 2002 was $.13 ($.52 per share annualized) and is subject to future approval and declaration by Pfizer's board of directors. Pharmacia's quarterly dividend in 2002 was $.13 1/2 ($.54 per share annualized). The future dividend policy of the combined company will be determined by its board of directors.

Certain restructuring and integration charges may be recorded subsequent to the merger that, under purchase accounting, will not be treated as part of the Pharmacia purchase price. These costs, estimated to range between $2.5 and $3.0 billion (on a pre-tax basis), have not been reflected in the unaudited pro forma condensed combined income statement because they are not expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of annual cost savings of $4 billion by 2005. These savings are expected to result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of the combined annual external purchases. Although management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.

As a result of the merger, regulatory authorities required us to divest several products and a product candidate. These unaudited pro forma condensed combined financial statements do not reflect the impact of these divestitures. We do not expect such divestitures to have a material impact on our operations.


                                   SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.



                                              PFIZER INC.
                                              --------------------------------
                                              (Registrant)



Date:  June 30, 2003                          /s/ MARGARET M. FORAN
                                              --------------------------------
                                              Name:  Margaret M. Foran
                                              Title: Vice President -- Corporate
                                                     Governance and Secretary